Exhibit 5.1

August 25, 2020

Penn Virginia Corporation

16285 Park Ten Place, Suite 500

Houston, Texas 77084

Re:	Penn Virginia Corporation; Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Penn Virginia Corporation, a Virginia corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 172,500 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), outside of the Penn Virginia Corporation 2019 Management Incentive Plan (the “Plan”) but on terms and conditions substantially similar to those contained in the Plan and the Company’s Form of Officer Restricted Stock Unit Award Agreement and Form of Performance Restricted Stock Unit Award Agreement (collectively, the “Award Agreements”) that the Company will enter into with Darrin Henke in connection with, and as a material inducement to, Mr. Henke’s appointment as President and Chief Executive Officer of the Company.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Plan and the forms of award agreements used under the Plan, corporate records of the Company, certificates of officers of the Company and of public officials and other documents as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and Mr. Henke that would expand, modify or otherwise affect the terms of the Award Agreements or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Award Agreements and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

Penn Virginia Corporation

August 25, 2020

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Virginia Stock Corporation Act (the “VSCA”). This opinion is limited to the effect of the current state of the VSCA and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP